Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ EXPANDS ITS UNSECURED CREDIT FACILITY TO $150 MILLION
Cleveland, Ohio (April 03, 2008)—CBIZ, Inc. (NYSE: CBZ) today announced that it has expanded its unsecured credit facility led by Bank of America, NA, to $150 million from $100 million, effective April 3, 2008. The expansion serves to provide the Company with greater flexibility for future acquisitions and share repurchases.
“CBIZ continues to grow revenue at about 10% a year, and earnings per share from continuing operations have increased by over 20% a year for six years now,” stated Ware Grove, Senior Vice President and Chief Financial Officer. “Our operations continue to generate strong cash flow which has been utilized to fund our acquisition and share repurchase activity. The increase in the credit facility will give us greater flexibility to address these opportunities in the future,” concluded Grove.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007